COMBS & ASSOCIATES
                                    Suite 301
                               1050 Walnut Street
                             Boulder, Colorado 80302
                                  303-444-0632


                                                               August 28, 1998


New Frontier Media, Inc.
Suite 301
1050 Walnut Street
Boulder, Colorado 80302

         We are members of the bar of the State of Colorado. For that reason, you have requested our opinion for the use of New Frontier Media, Inc. (the "Company"), in connection with your Registration Statement under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder. Your Registration Statement is intended to register an estimated 7,283,824 shares of the common stock of the Company issuable upon the conversion of up to $12,150,000 principal amount of its 8% convertible debentures, 175,000 shares of common stock of the Company issuable upon the exercise of its common stock purchase warrants, 50,000 shares of common stock of the Company which are currently outstanding and shares of common stock issuable by the Company in lieu of cash dividends on the debentures.

         We have examined the Company's Registration Statement on Form SB-2 in the form to be filed with the Securities and Exchange Commission on or about July 17, 1998, and as amended on August 28, 1998 (the "Registration Statement"). We further have examined such corporate records of the Company as we deemed relevant to the opinion hereafter expressed.

         Based on the foregoing examination, we are of the opinion that, under Colorado law, upon issuance and receipt by the Company of the consideration in the amount and in the manner described in the Registration Statement will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     Combs & Associates

                                                     By: /s/ John Combs
                                                         JOHN COMBS